Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Form S-8 Registration Statements (File Nos. 333-272450, 333-225595, 333-189144 and 333-117656) related to the Omega Healthcare Investors, Inc. 2018 Stock Incentive Plan, as amended (formerly known as the Omega Healthcare Investors, Inc. 2013 Stock Incentive Plan, which was formerly known as the 2004 Stock Incentive Plan);
(2)	Form S-3 Registration Statement (File No. 333-277916) related to the registration of preferred stock, common stock, and warrants of Omega Healthcare Investors, Inc.;
(3)	Form S-3 Registration Statement (File No. 333-282376) related to the registration of debt securities, common stock and preferred stock of Omega Healthcare Investors, Inc. and guarantees of debt securities of OHI Healthcare Properties Limited Partnership;
(4)	Form S-8 Registration Statement (File No. 333-234599) related to the Omega Healthcare Investors, Inc. Employee Stock Purchase Plan.

of our reports dated February 9, 2026, with respect to the consolidated financial statements and schedules of Omega Healthcare Investors, Inc. and the effectiveness of internal control over financial reporting of Omega Healthcare Investors, Inc., included in this Annual Report (Form 10-K) of Omega Healthcare Investors, Inc. for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Baltimore, Maryland

February 9, 2026